Exhibit 4.1

EXECUTION COPY

SECOND AMENDED AND RESTATED DECLARATION OF TRUST
AND TRUST AGREEMENT OF OSPREY BITCOIN TRUST

Dated as of November 1, 2020

By and Among

OSPREY FUNDS, LLC,

DELAWARE TRUST COMPANY

and

THE UNITHOLDERS

from time to time hereunder

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TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

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OSPREY BITCOIN TRUST DECLARATION OF TRUST AND TRUST AGREEMENT

This SECOND AMENDED AND RESTATED DECLARATION OF TRUST AND TRUST AGREEMENT (“Trust Agreement”) of OSPREY BITCOIN TRUST is made and entered into as of the 1st day of November, 2020, by and among, OSPREY FUNDS, LLC, a Delaware limited liability company, DELAWARE TRUST COMPANY, a Delaware corporation, as trustee, and the UNITHOLDERS from time to time hereunder.

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RECITALS

WHEREAS, the Sponsor created the Trust for the purpose of creating and issuing Units (as defined below) representing an in interest in Bitcoin;

WHEREAS; the Sponsor, the Trustee and the Unitholders, from time to time, intend to enter into this Trust Agreement to set forth the respective rights and responsibilities of the parties hereunder;

NOW, THEREFORE, in exchange for fair and reasonable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby enter in this Trust Agreement as set forth below.

ARTICLE I

DEFINITIONS; THE TRUST

SECTION 1.1 Definitions. As used in this Trust Agreement, the following terms shall have the following meanings unless the context otherwise requires:

“Actual Exchange Rate” means the highest exchange rate and lowest fees the Sponsor can find within a reasonable time frame in order to pay the Management Fee in USD.

“Affiliate” — An “Affiliate” of a Person means (i) any Person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of such Person, (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by such Person, (iii) any Person, directly or indirectly, controlling, controlled by or under common control of such Person, (iv) any employee, officer, director, member, manager or partner of such Person, or (v) if such Person is an employee, officer, director, member, manager or partner, any Person for which such Person acts in any such capacity.

“Annual Update” means the annual report that is prepared pursuant to the Alternative Reporting Standard of the OTCQX U.S. Disclosure Guidelines.

“Assumed Expenses” shall have the meaning set forth in Section 4.8(a).

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“Bitcoin” means a type of a virtual currency based on an open source cryptographic protocol existing on the Bitcoin Network, and the assets underlying the Trust’s Units and may include “forked” versions of such virtual currency as described in the Memorandum.

“Bitcoin Account” means a hot wallet which is online and connected to the internet. The Bitcoin Account is used along with the Trust Storage Account and the Trust Safekeeping Account, as applicable, to receive Unit deposits from Purchasers. Shortly after receipt of the appropriate number of Bitcoins, the Bitcoins are then transferred to the Trust Storage Account and/or the Trust Safekeeping Account, as applicable.

“Bitcoin Market Price” has the meaning assigned to such term as provided in the currently effective Memorandum.

“Bitcoin Network” means the open source protocol of the peer-to-peer bitcoin computer network upon which Bitcoin is based.

“Bitcoin Purchase Amount” means the amount of Bitcoin or cash submitted by a Purchaser to purchase Units.

“Business Day” means each weekday on which banks are open in New York, New York.

“Certificate of Trust” means the Certificate of Trust of the Trust, including all amendments thereto, in the form attached hereto as Exhibit A, filed with the Secretary of State of the State of the state of Delaware.

“Code” means the Internal Revenue Code of 1986, as amended.

“Corporate Trust Office” means the principal office at which at any particular time the corporate trust business of the Trustee is administered, which office at the date hereof is located at 251 Little Falls Drive, Wilmington, DE 19808.

“Covered Person” means the Sponsor and its Affiliates and their respective members, managers, directors, officers employees, agents and controlling persons.

“Custodian” Fidelity Digital Asset Services, LLC or any other Person from time to time engaged to provide custodian services or related services to the Trust pursuant to authority delegated by the Sponsor.

“Delaware Trust Statute” means the Delaware Statutory Trust Act, Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. § 3801 et seq., as the same may be amended from time-to-time.

“Event of Withdrawal” has the meaning set forth in Section 12.1(a) hereof.

“Excluded Expenses” has the meaning set forth in Section 4.8(a).

“Extraordinary Expenses” has the meaning set forth in Section 4.8(b).

“Fiscal Year” has the meaning set forth in Article IX hereof.

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“Indemnified Parties” has the meaning assigned to such term in Section 2.4.

“Internal Revenue Service” or “IRS” means the U.S. Internal Revenue Service or any successor thereto.

“Liquidating Trustee” has the meaning assigned thereto in Section 12.2.

“Management Fee” means a fee that accrues daily at an annual rate of 0.49% of the NAV of the Trust and is payable to the Sponsor by the Trust monthly in arrears.

“Management Fee Exchange Rate” means the exchange rate that will be used to convert the Management Fee from USD to the appropriate number of Bitcoins. It is calculated based upon the Bitcoin Market Price at 4:00 p.m., Eastern time in the case of daily accruals and as of the last day of each month for withdrawal and payment in arrears. The Management Fee Exchange Rate does not include fees and expenses for converting USD into Bitcoins.

“Memorandum” means the Confidential Private Placement Memorandum, as the same may at any time and from time to time be amended or supplemented.

“Net Asset Value” means the aggregate value, expressed in USD, of the Trust’s assets, less its liabilities (which include estimated accrued but unpaid fees and expenses). The Sponsor or its delegate shall calculate and publish the Trust’s NAV each business day as of 4:00 p.m., Eastern time, or as soon thereafter as practicable.

In order to calculate the NAV, the Sponsor shall:

1.                     Determine the Bitcoin Market Price.

2.                     Multiply the Bitcoin Market Price by the Trust’s aggregate number of Bitcoins owned as of 4:00 p.m., Eastern time on the immediately preceding day.

3.                     Add the dollar value of the Bitcoins receivable under pending Purchases.

4.                     Add the accrued but unpaid interest, if any and the value of other Trust assets, if any.

5.                     Subtract the accrued but unpaid Management Fee (and Extraordinary Expenses, if any).

6.                     Subtract other Trust expenses and liabilities, if any.

In the event that the Sponsor determines that the methodology used to determine the Bitcoin Market Price is not an appropriate basis for valuation of the Trust’s Bitcoins, the Sponsor shall determine an alternative methodology.

“Net Asset Value Per Unit” means the Net Asset Value divided by the number of Units outstanding on the date of calculation.

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“OTCQX” means the OTCQX tier of the OTC Markets Group Inc.

“OTCQX Application” means the application that is required by the OTCQX which, if approved, will then enable the Units to be traded on the OTCQX.

“OTCQX Fees” means the fees outlined by Part 5 of the OTCQX Rules for U.S. Companies, as amended from time to time.

“Percentage Interest” shall be a fraction, the numerator of which is the number of any Unitholder’s Units and the denominator of which is the total number of Units of the Trust outstanding as of the date of determination.

“Permitted Investment” means short-term obligations of (or guaranteed by) the United States or any agency or instrumentality thereof and in certificates of deposit or interest-bearing bank accounts of any bank or trust companies having a minimum stated capital and surplus of $50,000,000. All such obligations must mature prior to the next distribution date, and be held to maturity.

“Person” means any natural person, partnership, limited liability company, statutory trust, corporation, association, or other legal entity.

“Purchase Order” has the meaning assigned thereto in Section 3.2(a)(i).

“Purchase Order Date” has the meaning assigned thereto in Section 3.2(a)(i).

“Purchaser” means a Person that, (i) has entered into a Subscription Agreement with the Sponsor and the Trust, and (ii) has access to a Purchaser Self-Administered Account.

“Purchaser Self-Administered Account” means a Bitcoin wallet address previously known to the Custodian as belonging to the Purchaser.

“Quarterly Update” means the quarterly report that is prepared pursuant to the Alternative Reporting Standard of the OTCQX U.S. Disclosure Guidelines.

“Sponsor” means Osprey Funds, LLC, or any substitute therefor as provided herein, or any successor thereto by merger or operation of law.

“Subscription Agreement” means an agreement among the Trust, the Sponsor and a Purchaser, substantially in the form of Exhibit B hereto, as it may be amended, modified or supplemented from time to time.

“Transfer Agent” means the Sponsor or any other Person from time to time engaged to provide such services or related services to the Trust pursuant to authority delegated by the Sponsor.

“Treasury Regulations” means regulations, including proposed or temporary regulations, promulgated under the Code. References herein to specific provisions of proposed or temporary regulations shall include analogous provisions of final Treasury Regulations or other successor Treasury Regulations.

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“Trust” means Osprey Bitcoin Trust, a Delaware statutory trust formed pursuant to the Certificate of Trust, the business and affairs of which are governed by this Trust Agreement.

“Trust Agreement” means this Declaration of Trust and Trust Agreement, as it may at any time or from time-to-time be amended.

“Trust Storage Account” means a wallet that is not online and not connected to the internet, used for storage of the Trust’s Bitcoins where they are readily accessible and available to pay Redemption Units and Trust expenses.

“Trust Safekeeping Account” means a wallet that is not online and not connected to the internet, used for “deep” cold storage of the Trust’s Bitcoins where they are not readily accessible and can only be accessed as provided by the rules of the Custodian.

“Trustee” means Delaware Trust Company, its successors and assigns, or any substitute therefor as provided herein, acting not in its individual capacity but solely as trustee of the Trust.

“Trust Estate” means the all the Bitcoins on deposit in the Trust’s accounts, and all proceeds from the sale of Bitcoin while such proceeds are held on deposit in the Trust’s accounts, as well as any rights of the Trust pursuant to any other agreements to which the Trust is a party.

“Unitholder” means any person or entity who is or becomes an owner of Units of the Trust.

“Units” means the common units of fractional undivided beneficial interest in the profits, losses, distributions, capital and assets of, and ownership of, the Trust. Units may be owned by the Sponsor or a Unitholder.

SECTION 1.2 Name. The name of the Trust is “Osprey Bitcoin Trust” in which name the Sponsor shall cause the Trust to carry out its purposes as set forth in Section 1.5, make and execute contracts and other instruments in the name and on behalf of the Trust and sue and be sued in the name and on behalf of the Trust.

SECTION 1.3 Delaware Trustee; Offices.

(i)        The sole Trustee of the Trust is Delaware Trust Company, which is located at the Corporate Trust Office or at such other address in the State of Delaware as the Trustee may designate in writing to the Unitholders. The Trustee shall receive service of process on the Trust in the State of Delaware at the foregoing address. In the event Delaware Trust Company resigns or is removed as the Trustee, the Trustee of the Trust in the State of Delaware shall be the successor Trustee, subject to Section 2.1.

(ii)        The principal office of the Trust, and such additional offices as the Sponsor may establish, shall be located at such place or places inside or outside the State of Delaware as the Sponsor may designate from time to time in writing to the Trustee and the Unitholders. Initially, the principal office of the Trust shall be at c/o Osprey Funds, LLC, 44 Post Road West, Westport, Connecticut, 06880.

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SECTION 1.4 Declaration of Trust. The Trust Estate shall be held in trust for the Unitholders. It is the intention of the parties hereto that the Trust shall be a statutory trust, under the Delaware Trust Statute and that this Trust Agreement shall constitute the governing instrument of the Trust. It is not the intention of the parties hereto to create a general partnership, limited partnership, limited liability company, joint stock association, corporation, bailment or any form of legal relationship other than a Delaware statutory trust that is treated as a grantor trust for U.S. federal income tax purposes and for purposes of applicable state and local tax laws. Nothing in this Trust Agreement shall be construed to make the Unitholders partners or members of a joint stock association. Effective as of the date hereof, the Trustee and the Sponsor shall have all of the rights, powers and duties set forth herein and in the Delaware Trust Statute with respect to accomplishing the purposes of the Trust. The Trustee has filed the certificate of trust required by Section 3810 of the Delaware Trust Statute in connection with the formation of the Trust under the Delaware Trust Statute.

SECTION 1.5 Purposes and Powers. The purposes of the Trust shall be to accept subscriptions for Units in Bitcoin in accordance with Article III hereof, to distribute Bitcoin upon redemptions of Units in accordance with Article VI hereof, and to enter into any lawful transaction and engage in any lawful activities in furtherance of or incidental to the foregoing. The Trust shall not engage in any business activity and shall not acquire or own any assets other than Bitcoin, forked or airdropped cryptocurrency coins from the Bitcoin Network or cash from the sale of Bitcoin, as provided in this Trust Agreement, or take any of the actions set forth in Section 4.4. The Trust shall have all of the powers specified in Section 3.1 hereof as powers which may be exercised by a Sponsor on behalf of the Trust under this Trust Agreement. Nothing in this Trust Agreement shall be construed to give the Trustee or the Sponsor the power to vary the investment of the Unitholders within the meaning of Section 301.7704-4(c) or similar provisions of the Treasury Regulations, nor shall the Trustee or the Sponsor take any action that would vary the investment of the Unitholders.

SECTION 1.6 Tax Treatment. Each of the parties hereto, by entering into this Trust Agreement, (i) expresses its intention that, unless the IRS determines otherwise. in a ruling issued to the Trust (provided that the Trust, the Trustee and the Sponsor are under no obligation to seek such ruling) or unless required to do so by a “determination” as defined in Section 1313 of the Code, this Trust shall be treated as a grantor trust for U.S. federal income tax purposes; (ii) the Units will qualify under applicable tax law as interests in a grantor trust which holds the Trust Estate, (iii) agrees that it will file its own U.S. federal, state and local income, franchise and other tax returns in a manner that is consistent with clause (i) of this Section 1.6 and with the classification of the Trust as a grantor trust, and (iv) agrees to use reasonable efforts to notify the Sponsor promptly upon a receipt of any notice from any taxing authority having jurisdiction over such holders of Units with respect to the treatment of the Units as anything other than interests in a grantor trust.

SECTION 1.7 Legal Title. Legal title to all of the Trust Estate shall be vested in the Trust as a separate legal entity; provided, however, that where applicable law in any jurisdiction requires any part of the Trust Estate to be vested otherwise, the Sponsor may cause legal title to the Trust Estate or any portion thereof to be held by or in the name of the Sponsor or any other Person (other than a Unitholder) as nominee.

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ARTICLE II

THE TRUSTEE

SECTION 2.1 Term; Resignation. Delaware Trust Company has been appointed and hereby agrees to serve as the Trustee of the Trust. The Trust shall have only one Trustee unless otherwise determined by the Sponsor. The Trustee shall serve until such time as the Trust is terminated or if the Sponsor removes the Trustee or the Trustee resigns. The Trustee may have normal banking and trust relationships with the Sponsor and their respective Affiliates; provided that none of (i) the Sponsor, (ii) any Person involved in the organization or operation of the Sponsor or the Trust or (iii) any Affiliate of any of them may be the Trustee hereunder. The Trustee is appointed to serve as the trustee of the Trust in the State of Delaware for the purpose of satisfying the requirement of Section 3807(a) of the Delaware Trust Statute that the Trust have at least one trustee with a principal place of business in Delaware. It is understood and agreed by the parties hereto that the Trustee shall have none of the duties or liabilities of the Sponsor and shall have no obligation to supervise or monitor the Sponsor or otherwise manage the Trust.

The Trustee is permitted to resign upon at least sixty (60) days’ notice to the Sponsor upon which date such resignation shall be effective.

SECTION 2.2 Powers. Except to the extent expressly set forth in Section 1.3 and this Article, the duty and authority to manage the affairs of the Trust is vested in the Sponsor, which duty and authority the Sponsor may further delegate as provided herein, all pursuant to Section 3806(b)(7) of the Delaware Trust Statute. The duties of the Trustee shall be limited to (i) accepting legal process served on the Trust in the State of Delaware, (ii) the execution of any certificates required to be filed with the Secretary of State of the State of Delaware which the Trustee is required to execute under Section 3811 of the Delaware Trust Statute, and (iii) any other duties specifically allocated to the Trustee in this Trust Agreement. The Trustee shall provide prompt notice to the Sponsor of its performance of any of the foregoing. The Sponsor shall reasonably keep the Trustee informed of any actions taken by the Sponsor with respect to the Trust that would reasonably be expected to affect the rights, obligations or liabilities of the Trustee hereunder or under the Delaware Trust Statute.

SECTION 2.3 Compensation and Expenses of the Trustee. The Trustee shall be entitled to receive from the Trust or the Sponsor, as applicable, reasonable compensation for its services hereunder as set forth in a separate fee agreement and shall be entitled to be reimbursed by the Trust or the Sponsor, as applicable, for reasonable out-of-pocket expenses incurred by it in the performance of its duties hereunder, including without limitation, the reasonable compensation, out-of-pocket expenses and disbursements of counsel and such other agents as the Trustee may employ in connection with the exercise and performance of its rights and duties hereunder. Though it is not intended or expected that the Trustee will ever handle funds, however, to the extent that the Trustee receives Trust funds the Trustee may earn compensation in the form of short-term interest (“float”) on items like uncashed distribution checks (from the date issued until the date cashed), funds that the Trustee is directed not to invest, deposits awaiting investment direction or received too late to be invested overnight in previously directed investments.

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SECTION 2.4 Indemnification.

(i)        The Trust hereby agrees to be primary obligor and shall (i) compensate (to the extent not paid by the Sponsor on the Trust’s behalf) the Trustee in accordance with a separate fee agreement with the Trustee, (ii) reimburse the Trustee for all reasonable expenses (including reasonable fees and expenses of counsel and other experts) and (iii) indemnify, defend and hold harmless the Trustee and any of the officers, directors, employees and agents of the Trustee (the “Indemnified Persons”) from and against any and all losses, damages, liabilities, claims, actions, suits, costs, expenses, disbursements (including the reasonable fees and expenses of counsel including legal fees and expenses in connection with the enforcement of its indemnification rights hereunder), taxes and penalties of any kind and nature whatsoever (collectively, “Expenses”), to the extent that such Expenses arise out of or are imposed upon or asserted at any time against such Indemnified Persons with respect to the performance of this Trust Agreement, the creation, operation or termination of the Trust or the transactions contemplated hereby; provided, however, that the Trust shall not be required to indemnify any Indemnified Person for any Expenses which are a result of the willful misconduct, bad faith or gross negligence of, an Indemnified Person. To the fullest extent permitted by law and by the requirement for treatment of the Trust as a grantor trust for tax purposes, Expenses to be incurred by an Indemnified Person shall, from time to time, be advanced by, or on behalf of, Sponsor prior to the final disposition of any matter upon receipt by Osprey of an undertaking by, or on behalf of, such Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified under this Agreement.

(ii)        As security for any amounts owing to the Trustee hereunder, the Trustee shall have a lien against the Trust property, which lien shall be prior to the rights of the Sponsor, or any other beneficial owner of the Trust. The obligations of the Trust and the Sponsor to indemnify the Indemnified Persons under this Section 2 shall survive the termination of this Trust Agreement and the resignation or removal of the Trustee.

SECTION 2.5 Successor Trustee. Upon the resignation or removal of the Trustee, the Sponsor shall appoint a successor Trustee by delivering a written instrument to the outgoing Trustee. Any successor Trustee must satisfy the requirements of Section 3807 of the Delaware Trust Statute. The successor Trustee shall become fully vested with all of the rights, powers, duties and obligations of the outgoing Trustee under this Trust Agreement, with like effect as if originally named as Trustee, and the outgoing Trustee shall be discharged of its duties and obligations under this Trust Agreement. Any business entity into which the Trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, to the fullest extent permitted by law without the execution or filing of any paper or any further act on the part of any of the parties hereto.

SECTION 2.6 Liability of Trustee. Except as otherwise provided in this Article, in accepting the trust created hereby, Delaware Trust Company acts solely as Trustee hereunder and not in its individual capacity, and all Persons having any claim against Delaware Trust Company by reason of the transactions contemplated by this Trust Agreement and any other agreement to which the Trust is a party shall look only to the Trust Estate for payment or satisfaction thereof.

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The Trustee shall not be liable or accountable hereunder to the Trust or to any other Person or under any other agreement to which the Trust is a party, except for the Trustee’s own fraud, gross negligence, bad faith or willful misconduct. In particular, but not by way of limitation:

(i)         the Trustee shall not be personally liable for any error of judgment made in good faith by the Trustee;

(ii)        The Trustee shall have no liability or responsibility for the validity or sufficiency of this Trust Agreement or for the form, character, genuineness, sufficiency, value or validity of the Trust Estate;

(iii)       The Trustee has not prepared or verified, and shall not be responsible or liable for, any information, disclosure or other statement in the Memorandum or in any other document issued or delivered in connection with the sale or transfer of the Units;

(iv)       The Trustee shall not be responsible or liable for the genuineness, enforceability, collectability, value, sufficiency, location or existence of any of the Bitcoins or other assets of the Trust;

(v)       The Trustee shall have no duty to, make any investigation as to the accuracy and completeness of any representation or warranty made by the Trust in any agreement entered into by the Trust;

(vi)       The Trustee shall not be liable for any actions taken or omitted to be taken by it in accordance with the instructions of the Sponsor or the Liquidating Trustee;

(vii)      The Trustee shall not have any liability for the acts or omissions of the Sponsor, the Custodian, their respective delegates or any other Person;

(viii)     The Trustee shall have no duty or obligation to supervise the performance of any obligations of the Sponsor, the Custodian, or their respective delegates, any Purchaser or any other Person;

(ix)       No provision of this Trust Agreement shall require the Trustee to act or expend or risk its own funds or otherwise incur any financial liability in the performance of any of its rights or powers hereunder;

(x)       Under no circumstances shall the Trustee be liable for indebtedness evidenced by or other obligations of the Trust arising under this Trust Agreement or any other agreements to which the Trust is a party;

(xi)       The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Trust Agreement, or to institute, conduct or defend any litigation under this Trust Agreement or any other agreements to which the Trust is a party, at the request, order or direction of the Sponsor unless the Sponsor has offered to Delaware Trust Company (in its capacity as Trustee and individually) security or indemnity satisfactory to it against the costs, expenses and liabilities that may be incurred by Delaware Trust Company (including, without limitation, the reasonable fees and expenses of its counsel) therein or thereby;

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(xii)      Notwithstanding anything contained herein to the contrary, the Trustee shall not be required to take any action in any jurisdiction other than in the State of Delaware if the taking of such action will (i) require the consent or approval or authorization or order of or the giving of notice to, or the registration with or taking of any action in respect of, any state or other governmental authority or agency of any jurisdiction other than the State of Delaware, (ii) result in any fee, tax or other governmental charge under the laws of any jurisdiction or any political subdivision thereof in existence as of the date hereof other than the State of Delaware becoming payable by the Trustee or (iii) subject the Trustee to personal jurisdiction, other than in the State of Delaware, for causes of action arising from personal acts unrelated to the consummation of the transactions by the Trustee, as the case may be, contemplated hereby; and

(xiii)     To the extent that, at law or in equity, the Trustee has duties (including fiduciary duties) and liabilities relating thereto to the Trust, the Unitholders or to any other Person, the Trustee acting under this Trust Agreement shall not be liable to the Trust, the Unitholders or to any other Person for its good faith reliance on the provisions of this Trust Agreement. The provisions of this Trust Agreement, to the extent that they restrict or eliminate the duties and liabilities of the Trustee otherwise existing at law or in equity are agreed by the parties hereto to replace such other duties and liabilities of the Trustee.

(xiv)     The Trustee shall not be liable for punitive, exemplary, consequential, special or similar damages however styled, including without limitation, lost profits, or for any losses due to forces beyond the control of the Trustee, including, without limitation, strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services provided to the Trustee by third parties.

SECTION 2.7 Reliance; Advice of Counsel.

(a)        In the absence of bad faith, the Trustee may conclusively rely upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Trust Agreement in determining the truth of the statements and the correctness of the opinions contained therein, and shall incur no liability to anyone in acting or not acting on any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper believed by it to be genuine and believed by it to be signed by the proper party or parties and need not investigate any fact or matter pertaining to or in any such document; provided, however, that the Trustee shall have examined any certificates or opinions so as to reasonably determine compliance of the same with the requirements of this Trust Agreement. The Trustee may accept a certified copy of a resolution of the board of directors or other governing body of any corporate party as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter the method of the determination of which is not specifically prescribed herein, the Trustee may for all purposes hereof rely on a certificate, signed by the president or any vice president or by the treasurer or other authorized officers of the relevant party, as to such fact or matter, and such certificate shall constitute full protection to the Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon.

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(b)        In the exercise or administration of the Trust hereunder and in the performance of its duties and obligations under this Trust Agreement, the Trustee, at the expense of the Trust (i) may act directly or through its agents, attorneys, custodians or nominees pursuant to agreements entered into with any of them, and the Trustee shall not be liable for the conduct or misconduct of such agents, attorneys, custodians or nominees if such agents, attorneys, custodians or nominees shall have been selected by the Trustee with reasonable care and (ii) may consult with counsel, accountants and other skilled professionals to be selected with reasonable care by it. The Trustee shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the opinion or advice of any such counsel, accountant or other such Persons.

SECTION 2.8 Payments to the Trustee. Any amounts paid to the Trustee pursuant to this Article shall be deemed not to be a part of the Trust Estate immediately after such payment. Any amounts owing to the Trustee under this Trust Agreement shall constitute a claim against the Trust Estate. Notwithstanding any other provision of this Trust Agreement, all payments to the Trustee, including fees, expenses and any amounts paid in connection with indemnification of the Trustee in accordance with the terms of this Trust Agreement will be payable only in U.S. Dollars.

ARTICLE III

UNITS; CAPITAL CONTRIBUTIONS; CREATIONS AND ISSUANCE OF UNITS

SECTION 3.1 General. The Sponsor shall have the power and authority, without Unitholder approval, to issue Units from time to time as it deems necessary or desirable. The number of Units authorized shall be unlimited, and the Units so authorized may be represented in part by fractional Units, calculated to one one-hundred-millionth of one Bitcoin. From time to time, the Sponsor may divide or combine the Units into a greater or lesser number without thereby changing the proportionate beneficial interests. The Sponsor may issue Units in exchange for contributions of Bitcoin or cash (or for no consideration if pursuant to a Unit dividend or split-up), all without action or approval of the Unitholders. All Units when so issued on the terms determined by the Sponsor shall be fully paid and non-assessable. Every Unitholder, by virtue of having purchased or otherwise acquired a Unit, shall be deemed to have expressly consented and agreed to be bound by the terms of this Trust Agreement.

SECTION 3.2 Offer of Units; Procedures for Creation.

(a)        General. The following procedures, as supplemented by the more detailed procedures specified in the Exhibits, annexes, attachments and procedures, as applicable, to the Subscription Agreement, which may be amended from time to time in accordance with the provisions of the Subscription Agreement (and any such amendment will not constitute an amendment of this Trust Agreement), will govern the Trust with respect to the creation and issuance of Units. Subject to the limitations upon and requirements for issuance of Units stated herein and in such procedures, the number of Units which may be issued by the Trust is unlimited.

(i)        On any Business Day, a Purchaser may deposit the Bitcoin Purchase Amount with the Custodian and submit an order to create Units (a “Purchase Order”) from the Trust via notification to the Sponsor or its delegate in the manner provided in the Subscription Agreement. Creation Orders must be received by 3:00 p.m., Eastern time on a Business Day (the “Purchase

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Order Date”). The Sponsor or its delegate will process Purchase Orders only from Purchasers with respect to whom a Subscription Agreement is in full force and effect.

(ii)        Any Purchase Order is subject to rejection by the Sponsor or its delegate pursuant to Section 3.2(b).

(iii)       After receiving the Bitcoin Purchase Amount and accepting a Purchaser’s Purchase Order, the Sponsor or its delegate will have the Transfer Agent credit the Units to fill the Purchaser’s Purchase Order within one Business Day immediately following the Purchase Order Date.

(iv)       Determination of Units Issue. The number of Units to be issued with respect to the Bitcoin Purchase amount shall be determined using the most recently available Bitcoin Market Price. Each Unit will be worth $5.00 at inception of the Trust. The Sponsor or its delegate has final determination of all questions as to the determination of the number of Units issuable with respect to a particular Bitcoin Purchase Amount.

(v)        Delivery of Required Deposits. A Purchaser who places a Purchase Order shall deliver the Bitcoin Purchase Amount to the (i) Bitcoin Account, the Trust Storage Account, the Trust Safekeeping Account, at the Sponsor’s instruction or (ii) a cash denominated account, at the direction of the Sponsor or its delegate, in each case by no later than 6:00 p.m., Eastern time on the Purchase Order Day. If the Bitcoin Purchase Amount is denominated in Bitcoin, the Purchaser may only initiate delivery of the Bitcoin Purchase Amount from a Participant Self-Administered Account. Such Bitcoin denominated Bitcoin Purchase Amount deposits other than those received from a Participant Self-Administered Account shall be rejected. The expense and risk of delivery, ownership and safekeeping of Bitcoins, until such Bitcoins have been received by the Trust, shall be borne solely by the Purchaser. Upon receipt of the Bitcoin Purchase Amount, the Custodian or delegated agent, as the case may be, shall transfer the Bitcoin Purchase Amount to the Trust Storage Account, the Trust Safekeeping Account or a cash account, as applicable. The Sponsor or its delegate shall then direct the Transfer Agent to credit the number of Units ordered to the Purchaser’s account on the next Business Day after the Purchase Order Date.

(vi)       The Custodian may accept delivery of Bitcoins by such other means as the Sponsor, from time to time, may determine to be acceptable for the Trust.

(a)        Notwithstanding anything to the contrary in this Section 3.2, the Sponsor shall have the authority to issue Units, from time to time, pursuant to Rule 504 under the Securities Act, under such terms and conditions as are disclosed to purchasers in the relevant offering documents and as the Sponsor deems necessary or advisable to comply with applicable law or regulation.

(b)        Rejection. The delivery of the Units against deposit of the Bitcoin Purchase Amount may be suspended generally, or refused with respect to particular requested creations, during any period when the transfer books of the Sponsor or its delegate are closed or if any such action is deemed necessary or advisable by the Sponsor or its delegate or for any reason at any time

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or from time to time. None of the Sponsor, its delegates, or the Custodian shall be liable for the rejection or acceptance of any Purchase Order or Bitcoin Purchase Amount.

SECTION 3.3 Book-Entry-Only System.

(a)        Units shall be held in book-entry form by the Transfer Agent. The Sponsor or its delegate shall direct the Transfer Agent (which may be the Sponsor or an Affiliate) to credit or debit the number of Units to the applicable Purchaser. The Transfer Agent shall issue or cancel each Purchaser’s Units, as applicable.

(c)        Secondary or Successor Custodian. If a successor to the Custodian shall be employed, the Trust and the Sponsor shall establish procedures acceptable to such successor with respect to the matters addressed in this Section.

SECTION 3.4 Assets of the Trust. The Trust Estate shall irrevocably belong to the Trust for all purposes, subject only to the rights of creditors of the Trust and except as may otherwise be required by applicable tax laws, and shall be so recorded upon the books of account of the Trust.

SECTION 3.5 Liabilities of the Trust. The Trust Estate shall be charged with the liabilities of the Trust; and all expenses, costs, charges and reserves attributable to the Trust. The Sponsor shall have full discretion, to the extent not inconsistent with applicable law, to determine which items shall be treated as income and which items as capital, and each such determination and allocation shall be conclusive and binding upon the Unitholders.

SECTION 3.6 Distributions.

(d)        Distributions on Units, if any, may be paid with such frequency as the Sponsor may determine, which may be daily or otherwise, to the Unitholders from the Trust Estate, after providing for actual and accrued liabilities. All distributions on Units thereof shall be distributed pro rata to the Unitholders in proportion to the total outstanding Units held by such Unitholders at the date and time of record established for the payment of such distribution. Such distributions may be made in cash or Units as determined by the Sponsor or pursuant to any program that the Sponsor may have in effect at the time for the election by each Unitholder of the mode of the making of such distribution to that Unitholder.

(e)        The Units shall represent units of beneficial interest in the Trust Estate. Each Unitholder shall be entitled to receive its pro rata share of distributions in accordance with Section 3.6(a).

SECTION 3.7 Voting Rights. Notwithstanding any other provision hereof, on each matter submitted to a vote of the Unitholders, each Unitholder shall be entitled to a single vote for each Unit held by such Person, or a proportionate fraction thereof if such Unit is fractional, with the number of Units held by such Person determined by the number of Units in its name on the books of the Trust in accordance with Section 3.3.

SECTION 3.8 Equality. All Units shall represent an equal proportionate beneficial interest in the assets of the Trust subject to the liabilities of the Trust, and each Unit shall be equal to each other Unit. The Sponsor may from time to time divide or combine the Units into a greater or lesser number

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of Units without thereby changing the proportionate beneficial interest in the assets of the Trust or in any way affecting the rights of Unitholders.

ARTICLE IV

THE SPONSOR

SECTION 4.1 Management of the Trust. Pursuant to Section 3806(b)(7) of the Delaware Trust Statute, the Trust shall be managed by the Sponsor in accordance with this Trust Agreement. The Sponsor may delegate as provided herein, the duty and authority to manage the affairs of the Trust. Any determination as to what is in the interests of the Trust made by the Sponsor in good faith shall be conclusive. In constructing the provisions of this Trust Agreement, the presumption shall be in favor of a grant of power to the Sponsor. The enumeration of any specific power in this Trust Agreement shall not be construed as limiting the aforesaid power.

SECTION 4.2 Authority of Sponsor. In addition to and not in limitation of any rights and powers conferred by law or other provisions of this Trust Agreement, and except as limited, restricted or prohibited by the express provisions of this Trust Agreement or the Delaware Trust Statute, the Sponsor shall have and may exercise on behalf of the Trust, all powers and rights necessary, proper, convenient or advisable to effectuate and carry out the purposes and objectives of the Trust, which shall include, without limitation, the following:

(a)        To enter into, execute, deliver and maintain, and to cause the Trust to perform its obligations under, contracts, agreements (including but not limited to Subscription Agreements substantially in the form of Exhibit B hereto) and any or all other documents and instruments, and to do and perform all such things as may be in furtherance of Trust purposes or necessary or appropriate for the offer and sale of the Units, including, but not limited to, contracts with third parties various services, provided, however, that such services may be performed by an Affiliate or Affiliates of the Sponsor so long as the Sponsor has made a good faith determination that: (A) the Affiliate which it proposes to engage to perform such services is qualified to do so (considering the prior experience of the Affiliate or the individuals employed thereby); (B) the terms and conditions of the agreement pursuant to which such Affiliate is to perform services for the Trust are no less favorable to the Trust than could be obtained from equally-qualified unaffiliated third parties; and (C) the maximum period covered by the agreement pursuant to which such Affiliate is to perform services for the Trust shall not exceed one year, and such agreement shall be terminable without penalty upon one hundred twenty (120) days’ prior written notice by the Trust;

(b)        To establish, maintain, deposit into, sign checks and/or otherwise draw upon accounts on behalf of the Trust with appropriate banking and savings institutions, and execute and/or accept any instrument or agreement incidental to the Trust’s purposes, any such instrument or agreement so executed or accepted by the Sponsor in the Sponsor’s name shall be deemed executed and accepted on behalf of the Trust by the Sponsor;

(c)        To deposit, withdraw, pay, retain and distribute the Trust Estate or any portion thereof in any manner consistent with the provisions of this Trust Agreement;

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(d)        To supervise the preparation of the Memorandum and supplements and amendments thereto;

(e)        To pay or authorize the payment of distributions to the Unitholders and expenses of the Trust;

(f)         To act as Transfer Agent and perform functions customarily preferred by a transfer agent;

(g)        To prepare, or cause to be prepared, and file, or cause to be filed, an application to enable the Units to be traded on the OTCQX or any other financial market deemed by the Sponsor to be in the interest of Unitholders and to take any other action and execute and deliver any certificate or documents that may be necessary to effectuate such trading; and

(h)        In the sole and absolute discretion of the Sponsor, to admit an additional Sponsor. Notwithstanding the foregoing, the Sponsor may not admit Affiliate(s) of the Sponsor as an additional Sponsor if it has received notice of its removal as a Sponsor, pursuant to Section 7.2(d).

SECTION 4.3 Obligations of the Sponsor. In addition to the obligations expressly provided by the Delaware Trust Statute or this Trust Agreement, the Sponsor shall:

(a)        Devote such of its time to the business and affairs of the Trust as it shall, in its discretion exercised in good faith, determine to be necessary to carry out the purposes of the Trust for the benefit of the Trust and the Unitholders;

(b)        Execute, file, record and/or publish all certificates, statements and other documents and do any and all other things as may be appropriate for the formation, qualification and operation of the Trust and for the conduct of its business in all appropriate jurisdictions;

(c)        Retain independent public accountants to audit the accounts of the Trust;

(d)        Employ attorneys to represent the Sponsor and as necessary, the Trust;

(e)        Select and enter into agreements with the Trust’s Trustee and any other service provider;

(f)         Use its best efforts to maintain the status of the Trust as a grantor trust for U.S. federal income tax purposes under Subpart E, Part I of Subchapter J of the Code;

(g)        Monitor all fees charged to the Trust, and the services rendered by the service providers to the Trust, to determine whether the fees paid by, and the services rendered to, the Trust are at competitive rates and are the best price and services available under the circumstances, and if necessary, renegotiate the fee structure to obtain such rates and services for the Trust;

(h)        Have fiduciary responsibility for the safekeeping and use of the Trust Estate, whether or not in the Sponsor’s immediate possession or control, and the Sponsor will not

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employ or permit others to employ the Trust Estate in any manner except for the benefit of the Trust, including, among other things, the utilization of any portion of the Trust Estate as compensating balances for the exclusive benefit of the Sponsor. The Sponsor shall at all times act with integrity and good faith and exercise due diligence in all activities relating to the Trust and in resolving conflicts of interest;

(i)         Receive directly or through its delegates from Purchaser and process properly submitted Purchase Orders, as described in Section 3.2(a);

(j)         Invest (except purchasing Bitcoins pursuant to a Purchase Order) or reinvest any cash held by the Trust (including reserves) in anything other than Permitted Investments.

(k)        In connection with Purchase Orders, receive directly or through its delegates the number of Bitcoins in an amount equal to the Bitcoin Purchase Amount from Purchasers;

(l)         In connection with Purchase Orders, after receiving the Bitcoin Purchase Amount and accepting a Purchaser’s Purchase Order, the Sponsor or its delegate will direct the Transfer Agent to credit the Units to fill the Purchaser’s Purchase Order within one Business Day immediately following the Purchase Order Date;

(m)       Receive directly or through its delegates from Purchasers and process properly submitted Redemption Orders, as described in Section 6.1(a);

(n)        In connection with Redemption Orders, after receiving the Redemption Order specifying the number of Units that the Unitholder wishes to redeem and confirming the Unitholder’s Self-Administered Account information, the Sponsor or its delegates instructs the Custodian to send the Unitholder a number of Bitcoins equal to the Bitcoin Redemption Amount and directs the Transfer Agent to debit the number of Units redeemed from the Unitholder’s account on the next business day after the redemption order date;

(o)        Interact with the Custodian and any other party as required;

(p)        If the OTCQX Application is approved by OTCQX, then the Sponsor, on behalf of the Trust, shall cause the Trust to comply with all rules, orders and regulations of the OTCQX to which the Trust is subject as a result of the approval of the OTCQX Application and the Sponsor will take all such other actions which may reasonably be taken which are necessary for the Units to remain traded on the OTCQX until the Trust is either terminated or if the Units are no longer traded on the OTCQX. In addition, the Sponsor is authorized and shall take, all actions to prepare and, to the extent required by this Agreement or by law, mail to Unitholders any reports, press releases or statements, financial or otherwise, that the Sponsor determines are required to be provided to Unitholders by applicable law or governmental regulation or the requirements of OTCQX, as applicable;

(q)        Delegate those of its duties hereunder as it shall determine from time to time to one or more Distributors, add any additional service providers, if needed and as applicable;

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(r)         Perform such other services as the Sponsor believes that the Trust may from time to time require; and

(s)         In general, to do everything necessary, suitable or proper for the accomplishment of any purpose or the attainment of any object or the furtherance of any power herein set forth, either alone or in association with others, and to do every other act or thing incidental or appurtenant to or growing out of or connected with the aforesaid purposes, objects or powers.

The foregoing clauses shall be construed both as objects and powers, and the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the general powers of the Sponsor. Any action by the Sponsor hereunder shall be deemed an action on behalf of the Trust, and not an action in an individual capacity.

SECTION 4.4 General Prohibitions. The Trust shall not:

(a)        Receive any property other than Bitcoin or U.S. Dollars upon the issuance or sale of Units;

(b)        Hold any property other than cash, Permitted Investments, Bitcoins (including any forked version thereof) or airdropped cryptocurrency coins;

(c)        Redeem the Units other than to fund a redemption request from a Unitholder, as provided in Section 4.10 or Section 5.2 or upon the dissolution of the Trust;

(d)        Borrow money from or loan money to any Unitholder (including the Sponsor) or other Person;

(e)        Except as expressly contemplated by this Agreement, create, incur, assume or suffer to exist any lien, mortgage, pledge conditional sales or other title retention agreement, charge, security interest or encumbrance, except for liens for taxes not delinquent or being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established;

(f)         Commingle its assets with those of any other Person, except to the extent as permitted under applicable law and the regulation;

(g)        Permit rebates to be received by the Sponsor or any Affiliate of the Sponsor, or permit the Sponsor or any Affiliate of the Sponsor to engage in any reciprocal business arrangements which would circumvent the foregoing prohibition;

(h)        Enter into any contract with the Sponsor or an Affiliate of the Sponsor (except for selling agreements for the sale of Units) which has a term of more than one year and which does not provide that it may be canceled by the Trust without penalty on one hundred twenty (120) days prior written notice or for the provision of services, except at rates and terms at least as favorable as those which may be obtained from third parties in arm’s length negotiations;

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(i)         Cause the Trust to elect to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

SECTION 4.5 Liability of Covered Persons. A Covered Person shall have no liability to the Trust or to any Unitholder or other Covered Person for any loss suffered by the Trust which arises out of any action or inaction of such Covered Person if such Covered Person, in good faith, determined that such course of conduct was in the best interest of the Trust and such course of conduct did not constitute fraud, gross negligence, bad faith or willful misconduct of such Covered Person. Subject to the foregoing, neither the Sponsor nor any other Covered Person shall be personally liable for the return or repayment of all or any portion of the capital or profits of any Unitholder or assignee thereof, it being expressly agreed that any such return of capital or profits made pursuant to this Trust Agreement shall be made solely from the assets of the Trust without any rights of contribution from the Sponsor or any other Covered Person. A Covered Person shall not be liable for the conduct or misconduct of any delegatee selected by the Sponsor with reasonable care.

SECTION 4.6 Fiduciary Duty.

(a)        To the extent that, at law or in equity, the Sponsor has duties (including fiduciary duties) and liabilities relating thereto to the Trust, the Unitholders or to any other Person, the Sponsor acting under this Trust Agreement shall not be liable to the Trust, the Unitholders or to any other Person for its good faith reliance on the provisions of this Trust Agreement subject to the standard of care in Section 4.6 herein. The provisions of this Trust Agreement, to the extent that they restrict or eliminate the duties and liabilities of the Sponsor otherwise existing at law or in equity are agreed by the parties hereto to replace such other duties and liabilities of the Sponsor. To the fullest extent permitted by law, no person other than the Sponsor and the Trustee shall have any duties (including fiduciary duties) or liabilities at law or in equity to the Trust and the Unitholder or any other person.

(b)        Unless otherwise expressly provided herein:

(i)         whenever a conflict of interest exists or arises between the Sponsor or any of its Affiliates, on the one hand, and the Trust or any Unitholder or any other Person, on the other hand; or

(ii)        whenever this Trust Agreement or any other agreement contemplated herein or therein provides that the Sponsor shall act in a manner that is, or provides terms that are, fair and reasonable to the Trust, any Unitholder or any other Person, the Sponsor shall resolve such conflict of interest, take such action or provide such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Sponsor, the resolution, action or terms so made, taken or provided by the Sponsor shall not constitute a breach of this Trust Agreement or any other agreement contemplated herein or of any duty or obligation of the Sponsor at law or in equity or otherwise.

(c)        The Sponsor and any Affiliate of the Sponsor may engage in or possess an interest in other profit-seeking or business ventures of any nature or description, independently or

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with others, whether or not such ventures are competitive with the Trust and the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to the Sponsor. If the Sponsor acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Trust, it shall have no duty to communicate or offer such opportunity to the Trust, and the Sponsor shall not be liable to the Trust or to the Unitholders for breach of any fiduciary or other duty by reason of the fact that the Sponsor pursues or acquires for, or directs such opportunity to another Person or does not communicate such opportunity or information to the Trust. Neither the Trust nor any Unitholder shall have any rights or obligations by virtue of this Trust Agreement or the trust relationship created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the purposes of the Trust, shall not be deemed wrongful or improper. Except to the extent expressly provided herein, the Sponsor may engage or be interested in any financial or other transaction with the Trust, the Unitholders or any Affiliate of the Trust or the Unitholders.

(d)        To the fullest extent permitted by law and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of law or equity or otherwise, whenever in this Trust Agreement a Person is permitted or required to make a decision (a) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Trust, the Unitholders or any other Person, or (b) in its “good faith” or under another express standard, the Person shall act under such express standard and shall not be subject to any other or different standard. The term “good faith” as used in this Trust Agreement shall mean subjective good faith as such term is understood and interpreted under Delaware law.

SECTION 4.7 Indemnification of the Sponsor.

(a)        The Sponsor shall be indemnified by the Trust against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by it in connection with its activities for the Trust, provided that (i) the Sponsor was acting on behalf of or performing services for the Trust and such liability or loss was not the result of fraud, gross negligence, bad faith, willful misconduct, or a material breach of this Trust Agreement on the part of the Sponsor and (ii) any such indemnification will only be recoverable from the Trust Estate. All rights to indemnification permitted herein and payment of associated expenses shall not be affected by the dissolution or other cessation to exist of the Sponsor, or the withdrawal, adjudication of bankruptcy or insolvency of the Sponsor, or the filing of a voluntary or involuntary petition in bankruptcy under Title 11 of the Code by or against the Sponsor.

(b)        Notwithstanding the provisions of Section 4.7(a) above, the Sponsor and any Person acting as broker-dealer for the Trust shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of U.S. federal or state securities laws unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee and the court approves the indemnification of such expenses (including, without limitation, litigation costs), (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee and the court approves the indemnification of such expenses (including, without limitation, litigation

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costs) or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made.

(c)        The Trust shall not incur the cost of that portion of any insurance which insures any party against any liability, the indemnification of which is herein prohibited.

(d)        Expenses incurred in defending a threatened or pending civil, administrative or criminal action suit or proceeding against the Sponsor shall be paid by the Trust in advance of the final disposition of such action, suit or proceeding, if (i) the legal action relates to the performance of duties or services by the Sponsor on behalf of the Trust; (ii) the legal action is initiated by a third party who is not a Unitholder or the legal action is initiated by a Unitholder and a court of competent jurisdiction specifically approves such advance; and (iii) the Sponsor undertakes to repay the advanced funds with interest to the Trust in cases in which it is not entitled to indemnification under this Section 4.7.

(e)        The term “Sponsor” as used only in this Section 4.7 shall include, in addition to the Sponsor, any other Covered Person performing services on behalf of the Trust and acting within the scope of the Sponsor’s authority as set forth in this Trust Agreement.

(f)         In the event the Trust is made a party to any claim, dispute, demand or litigation or otherwise incurs any loss, liability, damage, cost or expense as a result of or in connection with any Unitholder’s (or assignee’s) obligations or liabilities unrelated to Trust business, such Unitholder (or assignees cumulatively) shall indemnify, defend, hold harmless, and reimburse the Trust for all such loss, liability, damage, cost and expense incurred, including attorneys’ and accountants’ fees.

SECTION 4.8 Expenses and Limitations Thereon.

(a)        Management Fee.

(i)         The Trust shall pay a Management Fee (“Management Fee”) which accrues daily at an annual rate of 0.49% of the NAV of the Trust and is payable to the Sponsor monthly in arrears.

(ii)        Although the Management Fee is calculated in USD, the Management Fee shall be paid in the equivalent number of Bitcoins monthly in arrears. The exchange rate that shall be used to convert the Management Fee from USD to the appropriate number of Bitcoins shall be calculated based upon the Bitcoin Market Price at 4:00 p.m., Eastern time in the case of daily accruals and as of the last day of each month for withdrawal and payment in arrears (“Management Fee Exchange Rate”). The Management Fee Exchange Rate does not include fees and expenses for converting USD into Bitcoins.

(iii)       After converting the Management Fee from USD into the required number of Bitcoins based upon the Actual Exchange Rate, the Sponsor, its delegates, or the Custodian shall withdraw the corresponding number of Bitcoins from the Trust Storage Account.

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(iv)       In order to pay the Management Fee in USD, the Sponsor may be required to convert the Management Fee, as reflected by the appropriate number of Bitcoins, into USD. The Sponsor shall use its best efforts within a reasonable time frame in order to seek the Actual Exchange Rate. It is expected that the Management Fee Exchange Rate and the Actual Exchange Rate may differ.

(v)        At the Sponsor’s election, the Sponsor may elect to (i) direct its delegates or the Custodian to withdraw the Bitcoin amount comprising the Management Fee, (ii) convert the Management Fee to USD and (iii) pay such dollar amount to the Sponsor, who will then pay itself as well as the relevant Assumed Expenses (as defined below). Alternatively, the Sponsor may elect to (i) direct its delegates or the Custodian to withdraw the Bitcoin amount comprising the Management Fee, (ii) convert the Management Fee to USD and (iii) pay certain Assumed Expenses from the Management Fee and the remaining amount, if any, to the Sponsor.

(vi)       As consideration for receipt of the Management Fee, the Sponsor shall assume and pay all routine and ordinary administrative and operating expenses of the Trust (the “Assumed Expenses”) other than audit fees, index license fees, aggregate legal fees in excess of $50,000 and the fees of the Custodian (the “Excluded Expenses”) and Extraordinary Expenses (as defined below).

(b)        Extraordinary Expenses. In certain extraordinary circumstances, the Trust may pay expenses in addition to the Management Fee and the Excluded Expenses, such as, but not limited to, taxes and governmental charges, expenses and costs, expenses and indemnities related to any extraordinary services performed by the Sponsor (or any other Service Provider, including the Trustee) on behalf of the Trust to protect the Trust or the interests of Unitholders, indemnification expenses, fees and expenses related to public trading on OTCQX (collectively, “Extraordinary Expenses”).

(c)        The Sponsor, its delegates or the Custodian shall withdraw Bitcoins as needed from the Trust Storage Account to pay the Management Fees (as well as the Excluded Expenses and Extraordinary Expenses, if any).

The Sponsor or any Affiliate of the Sponsor may only be reimbursed for the actual cost to the Sponsor or such Affiliate of any expenses which it advances on behalf of the Trust for which payment the Trust is responsible. In addition, payment to the Sponsor or such Affiliate for indirect expenses incurred in performing services for the Trust in its capacity as the Sponsor of the Trust, such as salaries and fringe benefits of officers and directors, rent or depreciation, utilities and other administrative items generally falling within the category of the Sponsor’s “overhead,” is prohibited.

SECTION 4.9 Business of Unitholders. Except as otherwise specifically provided herein, any of the Unitholders and any shareholder, officer, director, employee or other person holding a legal or beneficial interest in an entity which is a Unitholder, may engage in or possess an interest in business ventures of every nature and description, independently or with others, and the pursuit of such ventures, even if competitive with the business of the Trust, shall not be deemed wrongful or improper.

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SECTION 4.10 Voluntary Withdrawal of the Sponsor. The Sponsor may withdraw voluntarily as the Sponsor of the Trust only upon one hundred and twenty (120) days’ prior written notice to all Unitholders and the Trustee. If the withdrawing Sponsor is the last remaining Sponsor, the Trust shall liquidate in accordance with Section 12.1(a)(vi) hereof. In the event of its removal or withdrawal, the Sponsor shall be entitled to a redemption of its Units at the Net Asset Value. If the Sponsor withdraws and a successor Sponsor is named, the withdrawing Sponsor shall pay all expenses as a result of its withdrawal.

SECTION 4.11 Authorization of Memorandum. Each Unitholder (or any permitted assignee thereof) hereby agrees that the Trust, the Sponsor and the Trustee are authorized to execute, deliver and perform the agreements, acts, transactions and matters contemplated hereby or described in or contemplated by the Memorandum on behalf of the Trust without any further act, approval or vote of the Unitholders, notwithstanding any other provision of this Trust Agreement, the Delaware Trust Statute or any applicable law, rule or regulation.

SECTION 4.12 Litigation. The Sponsor is hereby authorized to prosecute, defend, settle or compromise actions or claims at law or in equity as may be necessary or proper to enforce or protect the Trust’s interests. The Sponsor shall satisfy any judgment, decree or decision of any court, board or authority having jurisdiction or any settlement of any suit or claim prior to judgment or final decision thereon, first, out of any insurance proceeds available therefor, next, out of the Trust’s assets and, thereafter, out of the assets (to the extent that it is permitted to do so under the various other provisions of this Agreement) of the Sponsor.

ARTICLE V

TRANSFER OF UNITS

SECTION 5.1 General Prohibition. A Unitholder may not sell, assign, transfer or otherwise dispose of, or pledge, hypothecate or in any manner encumber any or all of his Units or any part of his right, title and interest in the capital or profits in the Trust except as permitted in this Article and any act in violation of this Article shall not be binding upon or recognized by the Trust (regardless of whether the Sponsor shall have knowledge thereof), unless approved in writing by the Sponsor.

SECTION 5.2 Transfer of Sponsor’s Units.

(a)        Upon an Event of Withdrawal (as defined in Section 12.1(0), the Sponsor’s Units shall be purchased by the Trust for a purchase price in cash equal to the Net Asset Value thereof The Sponsor will not cease to be a Sponsor of the Trust merely upon the occurrence of its making an assignment for the benefit of creditors, filing a voluntary petition in bankruptcy, filing a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, filing an answer or other pleading admitting or failing to contest material allegations of a petition filed against it in any proceeding of this nature or seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator for itself or of all or any substantial part of its properties.

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(b)        To the full extent permitted by law, and on sixty (60) days’ prior written notice to the Unitholders, nothing in this Trust Agreement shall be deemed to prevent the merger of the Sponsor with another corporation or other entity, the reorganization of the Sponsor into or with any other corporation or other entity, the transfer of all the capital stock of the Sponsor or the assumption of the rights, duties and liabilities of the Sponsor by, in the case of a merger, reorganization or consolidation, the surviving corporation or other entity by operation of law or the transfer of the Sponsor’s Units to an Affiliate of the Sponsor. Without limiting the foregoing, none of the transactions referenced in the preceding sentence shall be deemed to be a voluntary withdrawal for purposes of Section 4.10 or an Event of Withdrawal for purposes of Section 5.2(a).

SECTION 5.3 Transfer of Units. (a) Except for Units originally offered and sold in a transaction pursuant to Rule 504 under the Securities Act and freely transferable under applicable law or regulation, the Units are ‘restricted securities’ that cannot be resold, pledged, or otherwise transferred without registration under the Securities Act and state securities laws or exemption therefrom and may not be resold, pledged or otherwise transferred without the prior written consent of the Sponsor, which it may withhold in its sole discretion for any reason or for no reason. The Sponsor may provide such written consent in the Memorandum.

(b)        Units shall be transferable on the books of account for the Trust only by the record holder thereof or by his or her duly authorized agent upon delivery to the Sponsor or the Transfer Agent or similar agent of a duly authorized instrument of transfer, and such evidence if the genuineness of each such execution of such other matters as may be required by the Sponsor. Upon such delivery, and subject to any further requirements specified by the Sponsor, the transfer shall be recorded on the books of account for the Trust. Until a transfer is so recorded, the Unitholder of record of the Units shall be deemed to be the Unitholder with respect to such Units for all purposes hereunder and neither the Sponsor nor the Trust, the Transfer Agent nor any similar agent or registrar or any officer, employee or agent of the Trust shall be affected by any notice of a proposed transfer.

ARTICLE VI

REDEMPTIONS

SECTION 6.1 Redemption of Units. The Trust may redeem Units upon receiving regulatory approval from the SEC or otherwise as determined by the Sponsor in its sole discretion. Prior to the Trust accepting such redemptions, the Sponsor shall amend this Trust Agreement to include Unit redemption procedures consistent with any such regulatory approval, pursuant to Section 10.1 hereof. Notwithstanding any provision herein to the contrary, a Unit may be redeemed no earlier than twelve (12) months after its date of issuance by the Trust.

ARTICLE VII

UNITHOLDERS

SECTION 7.1 No Management or Control; Limited Liability; Exercise of Rights through a Participant. The Unitholders shall not participate in the management or control of the Trust nor shall they enter into any transaction on behalf of the Trust or have the power to sign for or bind

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the Trust, said power being vested solely and exclusively in the Sponsor. Except as provided in Section 7.3 hereof, no Unitholder shall be bound by, or be personally liable for, the expenses, liabilities or obligations of the Trust in excess of his share of the Trust Estate. Except as provided in Section 7.3 hereof, each Unit owned by a Unitholder shall be fully paid and no assessment shall be made against any Unitholder. No salary shall be paid to any Unitholder in his capacity as a Unitholder, nor shall any Unitholder have a drawing account or earn interest on its share of the Trust Estate. By the purchase and acceptance or other lawful delivery and acceptance of Units, each owner shall be deemed to be a Unitholder and beneficiary of the Trust and vested with beneficial undivided interest in the Trust to the extent of the Units owned beneficially by such Unitholder, subject to the terms and conditions of this Trust Agreement.

SECTION 7.2 Rights and Duties. The Unitholders shall have the following rights, powers, privileges, duties and liabilities:

(a)        The Unitholders shall have the right to obtain from the Sponsor information on all things affecting the Trust, provided that such is for a purpose reasonably related to the Unitholder’s interest as a beneficial owner of the Trust.

(b)        The Unitholders shall receive the share of the distributions provided for in this Trust Agreement in the manner and at the times provided for in this Trust Agreement.

(c)        Except for the Unitholders’ redemption rights set forth in Article VI hereof, Unitholders shall have the right to demand the return of their capital only upon the dissolution and winding up of the Trust and only to the extent of funds available therefor as provided in Section 12.2. In no event shall a Unitholder be entitled to demand or receive property other than cash upon the dissolution and winding up of the Trust. No Unitholder shall have priority over any other Unitholder as to distributions. The Unitholder shall not have any right to bring an action for partition against the Trust.

(d)        Except as expressly set forth in this Trust Agreement, the Unitholders shall have no voting or other rights with respect to the Trust.

SECTION 7.3 Limitation of Liability.

(a)        Except as provided in Section 4.7(f) hereof, and as otherwise provided under Delaware law, the Unitholders shall be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of Delaware and no Unitholder shall be liable for claims against, or debts of the Trust in excess of his share of the Trust Estate, except in the event that the liability is founded upon misstatements or omissions contained in such Unitholder’s Participant Agreement delivered in connection with his purchase of Units. In addition, and subject to the exceptions set forth in the immediately preceding sentence, the Trust shall not make a claim against a Unitholder with respect to amounts distributed to such Unitholder or amounts received by such Unitholder upon redemption unless, under Delaware law, such Unitholder is liable to repay such amount.

(b)        The Trust shall indemnify to the full extent permitted by law and the other provisions of this Agreement, and to the extent of the applicable Trust Estate, each Unitholder against

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any claims of liability asserted against such Unitholder solely because he is a beneficial owner of one or more Units as a Unitholder.

(c)        Every written note, bond, contract, instrument, certificate or undertaking made or issued by the Sponsor shall give notice to the effect that the same was executed or made by or on behalf of the Trust and that the obligations of such instrument are not binding upon the Unitholders individually but are binding only upon the assets and property of the Trust, and no resort shall be had to the Unitholders’ personal property for satisfaction of any obligation or claim thereunder, and appropriate references may be made to this Trust Agreement and may contain any further recital which the Sponsor deems appropriate, but the omission thereof shall not operate to bind the Unitholders individually or otherwise invalidate any such note, bond, contract, instrument, certificate or undertaking. Nothing contained in this Section 7.3 shall diminish the limitation on the liability of the Trust to the extent set forth in Section 3.4 and 3.5 hereof.

SECTION 7.4 Derivative Actions.

In addition to any other requirements of applicable law including Section 3816 of the Delaware Trust Statute, no Unitholder shall have the right, power or authority to bring or maintain a derivative action, suit or other proceeding on behalf of the Trust unless two or more Unitholders who (i) are not affiliates of one another and (ii) collectively hold at least 10% of the outstanding Units join in the bringing or maintaining of such action, suit or other proceeding.

ARTICLE VIII

BOOKS OF ACCOUNT AND REPORTS

SECTION 8.1 Books of Account. Proper books of account for the Trust shall be kept and shall be audited annually by an independent certified public accounting firm selected by the Sponsor in its sole discretion, and there shall be entered therein all transactions, matters and things relating to the Trust as are required by the applicable law and regulations and as are usually entered into books of account kept by trusts. The books of account shall be kept at the principal office of the Trust and each Unitholder (or any duly constituted designee of a Unitholder) shall have, at all times during normal business hours, free access to and the right to inspect and copy the same for any purpose reasonably related to the Unitholder’s interest as a beneficial owner of the Trust. Such books of account shall be kept, and the Trust shall report its profits and losses on, the accrual method of accounting for financial accounting purposes on a Fiscal Year basis as described in Article X.

SECTION 8.2 Quarterly Updates, Annual Updates and Account Statements.

(a)        The Sponsor will prepare and publish the Trust’s Quarterly Updates and Annual Updates as required by the OTCQX’s Alternative Reporting Standards and any other applicable rules and regulations of the OTCQX, in each case as and when applicable.

(b)        The Unitholders will have access to the Trust’s website, which shall allow Unitholders to view their unaudited account statements, as available.

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SECTION 8.3 Tax Information. Appropriate tax information (adequate to enable each Unitholder to complete and file its U.S. federal tax return) shall be delivered to each Unitholder as soon as practicable following the end of each Fiscal Year but generally no later than March 15. All such tax returns and information will be filed in a manner consistent with the treatment of the Trust as a grantor trust. The Trust’s taxable year shall be the calendar year. The Trust shall comply with all United States federal withholding requirements respecting distributions to, or receipts of amounts on behalf of, Unitholders that the Sponsor reasonably believes are applicable under the Code. The consent of Unitholders shall not be required for such withholding.

SECTION 8.4 Calculation of Net Asset Value. Net Asset Value shall be calculated at such times as the Sponsor shall determine from time to time.

SECTION 8.5 Maintenance of Records. The Sponsor shall maintain: (a) for a period of at least six Fiscal Years all books of account required by Section 8.1 hereof; a list of the names and last known address of, and number of Units owned by, all Unitholders, a copy of the Certificate of Trust and all certificates of amendment thereto, together with executed copies of any powers of attorney pursuant to which any certificate has been executed; copies of the Trust’s U.S. federal, state and local income tax returns and reports, if any; and (b) for a period of at least six Fiscal Years copies of any effective written Trust Agreements, Participant Agreements, including any amendments thereto, and any financial statements of the Trust. The Sponsor may keep and maintain the books and records of the Trust in paper, magnetic, electronic or other format at the Sponsor may determine in its sole discretion, provided the Sponsor uses reasonable care to prevent the loss or destruction of such records. If there is a conflict between this Section 8.5 and the rules and regulations of the OTCQX with respect to the maintenance of records, the records will be maintained pursuant to the rules and regulations of the OTCQX.

ARTICLE IX

FISCAL YEAR

SECTION 9.1 Fiscal Year. The Fiscal Year shall begin on the 1St day of January and end on the 31st day of December of each year. The first Fiscal Year of the Trust commenced on January 3, 2019 and shall end on December 31, 2019. The Fiscal Year in which the Trust shall terminate shall end on the date of such termination.

ARTICLE X

AMENDMENT OF TRUST AGREEMENT; MEETINGS

SECTION 10.1 Amendments to the Trust Agreement.

(a)        The Sponsor may, without the approval of the Unitholders, make such amendments to this Trust Agreement which (i) are necessary to add to the representations, duties or obligations of the Sponsor or surrender any right or power granted to the Sponsor herein, for the benefit of the Unitholders, (ii) are necessary to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein or in the Memorandum, or to make any other provisions with respect to matters or questions arising under this Trust

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Agreement or the Memorandum which will not be inconsistent with the provisions of the Trust Agreement or the Memorandum, or (iii) the Sponsor deems advisable, provided, however, that no amendment shall be adopted pursuant to this clause 10.1(a) unless the adoption thereof (A) is not adverse to the interests of the Unitholders; (B) is consistent with Section 1.5 and Section 4.1 hereof; and (C) does not adversely affect the limitations on liability of the Unitholders, as described in Article VII hereof or the status of the Trust as a grantor trust for U.S. federal income tax purposes. Amendments to this document which adversely affect (i) the rights of Unitholders, (ii) the appointment of a new Sponsor pursuant to Section 4.2(h) above, (iii) the dissolution of the Trust pursuant to Section 12.1(a) below and (iv) any material changes in the Trust’s purpose or structure shall occur only upon the written approval or affirmative vote of Unitholders holding Units equal to at least a majority (over 50%) of the Units.

Notwithstanding any provision to the contrary contained in Sections 10.1(a) hereof, the Sponsor may, without the approval of the Unitholders, amend the provisions of this Trust Agreement if the Trust is advised at any time by the Trust’s accountants or legal counsel that the amendments made are necessary to ensure that the Trust’s status as a grantor trust will be respected for U.S. federal income tax purposes.

(b)        Upon amendment of this Trust Agreement, the Certificate of Trust shall also be amended, if required by the Delaware Trust Statute, to reflect such change. At the expense of the Sponsor, the Trustee shall execute and file any amendment to the Certificate of Trust if so directed by the Sponsor.

(c)        No amendment affecting the rights or duties of the Trustee shall be binding upon or effective against the Trustee unless consented to by the Trustee in writing. No amendment shall be made to this Trust Agreement without the consent of the Trustee if the Trustee reasonably believes that such amendment adversely affects any of the rights, duties or liabilities of the Trustee. The Trustee shall be under no obligation to execute any amendment to the Trust Agreement or to any agreement to which the Trust is a party until it has received an instruction letter and certification from the Sponsor, in form and substance reasonably satisfactory to the Trustee (i) directing the Trustee to execute such amendment, (ii) representing and warranting to the Trustee that such execution is authorized and permitted by the terms of the Trust Agreement and (if applicable) such other agreement to which the Trust is a party and does not conflict with or violate any other agreement to which the Trust is a party and (iii) confirming that such execution and acts related thereto are covered by the indemnity provisions of the Trust Agreement in favor of the Trustee and do not adversely affect the Trustee. The Trustee may, but is not required to enter into any amendment that has an adverse effect on the Trustee.

(d)        To the fullest extent permitted by law, no provision of this Trust Agreement may be amended, waived or otherwise modified orally but only by a written instrument adopted in accordance with this Section.

SECTION 10.2 Meetings of the Trust. Meetings of the Unitholders may be called by the Sponsor and will be called by it upon the written request of Unitholders holding Units equal to at least 30% of the Units. Such call for a meeting shall be deemed to have been made upon the receipt by the Sponsor of a written request from Unitholders representing the requisite percentage of Units. The Sponsor shall deposit in the United States mails, within 15 days after receipt of said

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request, written notice to all Unitholders thereof of the meeting and the purpose of the meeting, which shall be held on a date, not less than 30 nor more than 60 days after the date of mailing of said notice, at a reasonable time and place. Any notice of meeting shall be accompanied by a description of the action to be taken at the meeting and an opinion of independent counsel as to the effect of such proposed action on the liability of Unitholders for the debts of the Trust. Unitholders may vote in person or by proxy at any such meeting.

SECTION 10.3 Action Without a Meeting. Any action required or permitted to be taken by Unitholders by vote may be taken without a meeting by written consent setting forth the actions so taken. Such written consents shall be treated for all purposes as votes at a meeting. If the vote or consent of any Unitholder to any action of the Trust or any Unitholder, as contemplated by this Trust Agreement, is solicited by the Sponsor, the solicitation shall be effected by notice to each Unitholder given in the manner provided in Section 13.5. The vote or consent of each Unitholder so solicited shall be deemed conclusively to have been cast or granted as requested in the notice of solicitation, whether or not the notice of solicitation is actually received by that Unitholder, unless the Unitholder expresses written objection to the vote or consent by notice given in the manner provided in Section 13.5 below and actually received by the Trust within 20 days after the notice of solicitation is affected. The Covered Persons dealing with the Trust shall be entitled to act in reliance on any vote or consent which is deemed cast or granted pursuant to this Section and shall be fully indemnified by the Trust in so doing. Any action taken or omitted in reliance on any such deemed vote or consent of one or more Unitholders shall not be void or voidable by reason of timely communication made by or on behalf of all or any of such Unitholders in any manner other than as expressly provided in Section 13.5.

ARTICLE XI

TERM

SECTION 11.1 Term. The term for which the Trust is to exist shall be perpetual, unless terminated pursuant to the provisions of Article XII hereof or as otherwise provided by law.

ARTICLE XII

TERMINATION

SECTION 12.1 Dissolution of the Trust.

(a)        Events Requiring Dissolution of the Trust. The Trust shall dissolve at any time upon the happening of any of the following events

(i)         a United States federal or state regulator requires the Trust to shut down or forces the Trust to liquidate its Bitcoins or seizes, impounds or otherwise restricts access to Trust assets;

(ii)        the Trust is determined to be a “money service business” under the regulations promulgated by FinCEN under the authority of the US Bank Secrecy Act and is

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required to comply with certain FinCEN regulations thereunder, and the Sponsor has made the determination that dissolution of the Trust is advisable;

(iii)       the Trust is required to obtain a license or make a registration under any state law regulating money transmitters, money services business, providers of prepaid or stored value or similar entities, virtual currency business, and the Sponsor has made the determination that dissolution of the Trust is advisable;

(iv)       any ongoing event exists that either prevents the Trust from making or makes impractical the Trust’s reasonable efforts to make a fair determination of the Bitcoin Market Price;

(v)        any ongoing event exists that either prevents the Trust from converting or makes impractical the Trust’s reasonable efforts to convert Bitcoins to USD;

(vi)       the filing of a certificate of dissolution or revocation of the Sponsor’s charter (and the expiration of 90 days after the date of notice to the Sponsor of revocation without a reinstatement of its charter) or upon the withdrawal, removal, adjudication or admission of bankruptcy or insolvency of the Sponsor, or an event of withdrawal (each of the foregoing events an “Event of Withdrawal”) unless at the time there is at least one remaining;

(vii)      the Custodian resigns or is removed without replacement; or

(viii)      if as of December 31, 2021, the Units are not quoted and trading on a secondary market in the United States (which may include the OTCQX Venture Market tier of the OTC Markets Group, Inc., any other market operated by the OTC Markets Group, Inc, or a national securities exchange), the Sponsor shall dissolve the Trust on or before January 31, 2022.

(b)        Discretionary Dissolution of the Trust. The Sponsor may, in its sole discretion, dissolve the Trust if any of the following events occur:

(i)         the SEC determines that the Trust is an investment company required to be registered under the Investment Company Act of 1940;

(ii)        the CFTC determines that the Trust is a commodity pool under the Commodity Exchange Act;

(iii)       the Trust becomes insolvent or bankrupt;

(iv)       all of the Trust’s assets are sold;

(v)        the determination of the Sponsor that the ongoing management and operation of the Trust is imprudent or impractical and contrary to the interest of Unitholders, or that the aggregate net assets of the Trust in relation to the expenses of the Trust make it unreasonable or imprudent to continue the business of the Trust;

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(vi)       the Sponsor receives notice from the IRS or from counsel for the Trust or the Sponsor that the Trust fails to qualify for treatment, or will not be treated, as a grantor trust under the Code; and

(vii)       if the Trustee notifies the Sponsor of the Trustee’s election to resign and the Sponsor does not appoint a successor trustee within 60 days, the Trust will dissolve.

(c)        The death, legal disability, bankruptcy, insolvency, dissolution, or withdrawal of any Unitholder (as long as such Unitholder is not the sole Unitholder of the Trust) shall not result in the termination of the Trust, and such Unitholder, his estate, custodian or personal representative shall have no right to withdraw or value such Unitholder’s Units. Each Unitholder (and any assignee thereof) expressly agrees that in the event of his death, he waives on behalf of himself and his estate, and he directs the legal representative of his estate and any person interested therein to waive the furnishing of any inventory, accounting or appraisal of the assets of the Trust and any right to an audit or examination of the books of the Trust, except for such rights as are set forth in Article VIII hereof relating to the Books of Account and reports of the Trust.

SECTION 12.2 Distributions on Dissolution. Upon the dissolution of the Trust, the Sponsor (in such capacity, the “Liquidating Trustee”) shall take full charge of the Trust Estate. The Liquidating Trustee shall have and may exercise, without further authorization or approval of any of the parties hereto, all of the powers conferred upon the Sponsor under the terms of this Trust Agreement, subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, and provided that the Liquidating Trustee shall not have general liability for the acts, omissions, obligations and expenses of the Trust. Thereafter, in accordance with Section 3808(e) of the Delaware Trust Statute, the affairs of the Trust shall be wound up and all assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom shall be applied and distributed in the following order of priority: (a) to the expenses of liquidation and termination and to creditors, including Unitholders who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Trust (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for distributions to Unitholders, and (b) to the Sponsor and each Unitholder pro rata in accordance with their respective Percentage Interests.

SECTION 12.3 Termination; Certificate of Cancellation. Following the dissolution and distribution of the assets of the Trust, the Trust shall terminate and Sponsor or Liquidating Trustee, as the case may be, shall instruct the Trustee to execute and cause such certificate of cancellation of the Certificate of Trust to be filed in accordance with the Delaware Trust Statute at the expense of the Sponsor or the Liquidating Trustee as the case may be. Notwithstanding anything to the contrary contained in this Trust Agreement, the existence of the Trust as a separate legal entity shall continue until the filing of such certificate of cancellation.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.1 Governing Law. The validity and construction of this Trust Agreement and all amendments hereto shall be governed by the laws of the State of Delaware, and the rights of all

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parties hereto and the effect of every provision hereof shall be subject to and construed according to the laws of the State of Delaware without regard to the conflict of laws provisions thereof; provided, however, that causes of action for violations of U.S. federal or state securities laws shall not be governed by this Section 13.1, and provided, further, that the parties hereto intend that the provisions hereof shall control over any contrary or limiting statutory or common law of the State of Delaware (other than the Delaware Trust Statute) and that, to the maximum extent permitted by applicable law, there shall not be applicable to the Trust, the Trustee, the Sponsor, the Unitholders or this Trust Agreement any provision of the laws (statutory or common) of the State of Delaware (other than the Delaware Trust Statute) pertaining to trusts which relate to or regulate in a manner inconsistent with the terms hereof: (a) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges, (b) affirmative requirements to post bonds for trustees, officers, agents, or employees of a trust, (c) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (d) fees or other sums payable to trustees, officers, agents or employees of a trust, (e) the allocation of receipts and expenditures to income or principal, (f) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding of trust assets, or (g) the establishment of fiduciary or other standards or responsibilities or limitations on the acts or powers of trustees or managers that are inconsistent with the limitations on liability or authorities and powers of the Trustee or the Sponsor set forth or referenced in this Trust Agreement. Section 3540 of Title 12 of the Delaware Code shall not apply to the Trust. The Trust shall be of the type commonly called a “statutory trust,” and without limiting the provisions hereof, but subject to Sections 1.5 and 1.6, the Trust may exercise all powers that are ordinarily exercised by such a statutory trust under Delaware law. Subject to Sections 1.5 and 1.6, the Trust specifically reserves the right to exercise any of the powers or privileges afforded to statutory trusts and the absence of a specific reference herein to any such power, privilege or action shall not imply that the Trust may not exercise such power or privilege or take such actions.

SECTION 13.2 Provisions In Conflict With Law or Regulations.

(a)        The provisions of this Trust Agreement are severable, and if the Sponsor shall determine, with the advice of counsel, that any one or more of such provisions (the “Conflicting Provisions”) are in conflict with the Code, the Delaware Trust Statute or other applicable U.S. federal or state laws or the rules and regulations of the OTCQX, the Conflicting Provisions shall be deemed never to have constituted a part of this Trust Agreement, even without any amendment of this Trust Agreement pursuant to this Trust Agreement; provided, however, that such determination by the Sponsor shall not affect or impair any of the remaining provisions of this Trust Agreement or render invalid or improper any action taken or omitted prior to such determination. No Sponsor or Trustee shall be liable for making or failing to make such a determination.

(b)        If any provision of this Trust Agreement shall be held invalid or unenforceable in any jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Trust Agreement in any jurisdiction.

SECTION 13.3 Merger and Consolidation. The Sponsor may cause (i) the Trust to be merged into or consolidated with, converted to or to sell all or substantially all of its assets to,

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another trust or entity; (ii) the Units of the Trust to be converted into beneficial interests in another statutory trust (or series thereof); or (iii) the Units of the Trust to be exchanged for units in another trust or company under or pursuant to any U.S. state or federal statute to the extent permitted by law. For the avoidance of doubt, the Sponsor, with written notice to the Unitholders, may approve and effect any of the transactions contemplated under (i) — (iii) above without any vote or other action of the Unitholders.

SECTION 13.4 Construction. In this Trust Agreement, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of this Trust Agreement.

SECTION 13.5 Notices. All notices or communications under this Trust Agreement (other than notices of pledge or encumbrance of Units, and reports and notices by the Sponsor to the Unitholders) shall be in writing and shall be effective upon personal delivery, or if sent by mail, postage prepaid, or if sent electronically, by facsimile or by overnight courier; and addressed, in each such case, to the address set forth in the books and records of the Trust or such other address as may be specified in writing, of the party to whom such notice is to be given, upon the deposit of such notice in the United States mail, upon transmission and electronic confirmation thereof or upon deposit with a representative of an overnight courier, as the case may be. Notices of pledge or encumbrance of Units shall be effective upon timely receipt by the Sponsor in writing.

All notices that are required to be provided to the Trustee shall be sent to:

Delaware Trust Company

Attention: Corporate Trust Administration

251 Little Falls Drive

Wilmington, Delaware 19808

All notices that the Trustee is required to provide shall be sent to: if to the Trust, at

Osprey Bitcoin Trust

520 White Plains Road, Suite 500

Tarrytown, NY 10591

Attention: Chief Operating Officer

if to the Sponsor, at

Osprey Funds, LLC

520 White Plains Road

Tarrytown, NY 10591

Attention: Chief Operating Officer

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SECTION 13.6 Counterparts. This Trust Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart.

SECTION 13.7 Binding Nature of Trust Agreement. The terms and provisions of this Trust Agreement shall be binding upon and inure to the benefit of the heirs, custodians, executors, estates, administrators, personal representatives, successors and permitted assigns of the respective Unitholders. For purposes of determining the rights of any Unitholder or assignee hereunder, the Trust and the Sponsor may rely upon the Trust records as to who are Unitholders and permitted assignees, and all Unitholders and assignees agree that the Trust and the Sponsor, in determining such rights, shall rely on such records and that Unitholders and assignees shall be bound by such determination.

SECTION 13.8 No Legal Title to Trust Estate. Subject to the provisions of Section 1.7 in the case of the Sponsor, the Unitholders shall not have legal title to any part of the Trust Estate.

SECTION 13.9 Creditors. No creditors of any Unitholders shall have any right to obtain possession of, or otherwise exercise legal or equitable remedies with respect to the Trust Estate.

SECTION 13.10 Integration. This Trust Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

SECTION 13.11 Goodwill; Use of Name. No value shall be placed on the name or goodwill of the Trust, which shall belong exclusively to Osprey Funds, LLC.

IN WITNESS WHEREOF, the undersigned have duly executed this Declaration of Trust and Trust Agreement as of the day and year first above written.

DELAWARE TRUST COMPANY, as Trustee

By:	/s/ Benjamin Hancock
Name:	Benjamin Hancock
Title:	Assistant Vice President

OSPREY FUNDS, LLC, as Sponsor

By:	/s/ Gregory D. King
Name:	Gregory D. King
Title:	Chief Executive Officer
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